                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT, dated as of the 1st day of December, 1995 by and between Gary K. Nuttall (the "Executive") and Regency Affiliates, Inc. (the "Company").


                                   WITNESSETH:
                                   -----------

     WHEREAS, the Company wishes to obtain the future services of the Executive for the Company; and

     WHEREAS, the Executive is willing, upon the terms and conditions herein set forth, to provide services hereunder;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. NATURE OF EMPLOYMENT
        --------------------

     The Company hereby employs the Executive, and the Executive agrees to accept such employment as the President and Chief Executive Officer of the Company and to undertake such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Board of Directors of the Company. As an inducement for Executive to enter into this Employment Agreement, the Company shall issue 466,667 shares of its common stock to the Executive upon execution of this Employment Agreement by the Executive and the Company. In the event that the Executive is discharged for cause, within one (1) year of the date hereof, as detailed in Section 4.(c), or resigns within one (1) year of the date hereof, the Executive shall return 233,333 shares of the Company's common stock to the Company.

     2. EXTENT OF EMPLOYMENT
        --------------------

     (a) During the Term of Employment, the Executive shall perform his obligations hereunder faithfully, diligently and to the best of his ability, under the direction of the Board of Directors of the Company (the "Board").

     (b) During the Term of Employment (except for vacation periods, (holidays) and reasonable periods of illness or other incapacity), the Executive shall devote such of his business time, energy and skill as Executive shall reasonably consider appropriate after consultation with the Board to the performance of his duties, responsibilities and obligations hereunder, understanding that the Executive may devote business time, energy and skills to business ventures unrelated to Regency. The Executive shall not be required to keep detailed time sheets or records of the time spent on the Company's affairs, but shall be accountable to the Board in respect thereof.

     3. LOCATION
        --------

     During the Term of Employment, the Executive shall perform his duties hereunder at his home or such other place as shall be agreed upon by the Executive and the Board. The Executive shall, however, also travel to other locations at such time as may be appropriate in the performance of his duties.

     4. TERMS OF EMPLOYMENT
        -------------------

     The "Term of Employment" shall commence upon execution of this Agreement and continue until the thirtieth day after The Executive notifies the Board of Directors of the Company of his decision not to continue his employment with the Company; provided, that the Term of Employment may be terminated at any time by the Company as follows:

     (a) If the Executive fails to perform his duties under this Agreement on account of illness or other incapacity which continues for a period of six consecutive calendar months, the Corporation may give notice to the Executive to terminate this Agreement on a date not less than 30 days thereafter (the "Notice Period"); and if the Executive has not resumed full performance of his duties under this Agreement within such Notice Period, then the Executive's employment under this Agreement will terminate 30 days after the date provided in the notice ("Termination Date"). The Executive's right to exercise warrants granted by this Agreement or subsequent awards of warrants, options or the like shall be exercisable by the Executive at the Executive's sole discretion.

     (b) If the Executive dies, the spouse or estate of the Executive shall be entitled to receive the base compensation and pro-rated bonus to which the Executive would have been entitled had the Term of Employment not been terminated, for a ninety-day period beginning with such termination. The Executive's rights upon any such termination to warrants, options, perquisites, and benefits payable under other benefit plans shall be exercisable by the spouse or estate of the Executive and such termination shall not be in derogation of any rights that the Executive may then have to such.

     (c) The Corporation may terminate the Executive's employment for just cause at any time by giving written notice thereof to the Executive. (The date of such notice is the "Termination Date" unless otherwise provided in the notice). Within 30 days after the Termination Date the Corporation shall pay to the Executive his Base Salary as then in effect which has accrued to the Termination Date, and the Executive's rights upon such termination to warrants, options, perquisites, and benefits payable under other benefit plans shall be exercisable by the Executive at his sole discretion. For the purposes of this subparagraph, "just cause" shall mean willful and deliberate misconduct by the Executive or a breach by the Executive of the provisions of this Agreement which, in either case, is detrimental in a significant way to the interests of the Corporation.

     (d) Termination of the Executive's employment by the Corporation for any reason not specified in subparagraphs (a), (b),or (c) of this Section 4 shall not constitute a breach by the Corporation of this Agreement In such event, the Executive shall continue to receive the Base Salary and other compensation and benefits (as detailed under Sections 5,6,7, & 8 below) that he would have received if he had continued his employment with the Corporation in the same position he occupied on the date his employment was terminated until twelve months following the termination of the Executive's employment, as severance. If the Executive presents an acquisition with attendant financing to the Board which the Board believes would be in the best interest of the Company to pursue, but the proposed acquisition economics given the Cash Flow Bonus (as defined below) that the Company would be required to pay under Section 5.(b) if it completed this transaction would be unacceptable to the Board, and the Executive and the Board are unable to reach a mutually satisfactory agreement as to an alternative form, timing or amount of the Cash Flow Bonus, the Executive acknowledges that the Board would have the right to terminate the Executive's employment without cause. In such event, if the Company completed the transaction which was the subject of this dispute, the Executive's compensation for the twelve months following the Executive's termination would be calculated without regard to the cash flow provided by the disputed transaction. In the event of a breach of this Agreement, the Executive shall have recourse to all remedies at law or in equity, including the recovery of damages.

     5.   COMPENSATION
          ------------

          (a)  BASE COMPENSATION:

               During the Term of Employment, the Company shall pay to the Executive as base compensation for his services in equal semi-monthly installments of $3,000 each, to be adjusted on January 1 of every year by any increase in the Consumer Price Index for All Urban Consumers, U.S. city average, as published by the U.S. Department of Labor Bureau of Labor Statistics ("CPI").

          (b)  CASH FLOW BONUSES:

               The Executive will be paid a bonus equal to 20.0 percent of the sum of the Company's "Net Cash provided (or used) by Operations" (excluding financing activities) and "Distributions from Partnerships" or distributions from or sales of other passive investments (from the Company's Consolidated Statement of Cash Flows) and "Income Tax Expense" (from the Company's Consolidated Statement of Operations) as reported in the Financial Statements of the Company each year before such bonus (the "Cash Flow Bonus"), as illustrated in Exhibit A, provided, however, that distributions from proceeds of sale or refinancing of the Security Land and Development Company Limited Partnership shall only be included to the extent that such cash flows exceed the amount at which this investment is reported on the Company's financial statements and of the previous quarterly reporting period. The Cash Flow Bonus shall be paid by January 31 of the Following year based on the unaudited financial statements of the Company, with any final adjustments made upon the completion of the audited financial statements of the Company. The Company may elect, at the end of each year, to pay 50 percent of of the Cash Flow Bonus in the form of warrants (the "Warrants") to purchase the Company Stock of the Company at a price equal to 50 percent of the average bid price for the stock for the week ended December 1, 1996, for the period from December 1, 1995 to December 31, 1996 and, thereafter, at 50 percent of the average bid

                                         3
price for the stock for the fourth calendar quarter of each year for which such bonus is payable (the "Warrant Price").

          (c)  FINANCING BONUSES:

               For the period from December 1, 1995 to December 31, 1996, upon the funding of any financing for the Company secured solely by the Company's investment in the Security Land and Development Company Limited Partnership, the Executive shall be paid a bonus (the "Financing Bonus") equal to 10 percent of such financing, in cash. At the option of the Company, half of the Financing Bonus may be paid in cash at funding of such financing and half of which may be paid in the form of the Company's Common Stock, which stock will be valued at 50 percent of the average bid price for the stock for the week ended December 1, 1995 (the "Stock Fair Market Value"). Alternatively, at the option of the Company, part of the issuance of Common Stock may be in the form of Warrants.

          (d)  MECHANICS OF WARRANT ISSUES TO THE EXECUTIVE:

               If the Company elects to pay the Executive a portion of any of the above described bonuses in the form of Warrants, the Company shall irrevocably agree to pay to the Executive in an amount equal to that portion of the bonus to be paid in the form of Warrants (the "Agreement to Pay"). The number of Warrants issued under any provision of this Section 5 shall be equal to the amount of the bonus to be paid by the issuance of Warrants divided by the Warrant Price.


               Any Agreement to Pay issued by the Company to the Executive shall carry an interest rate equal to the mid-term Treasury rate, which interest shall accrue and be paid in addition to the Executive's compensation each year. The Agreement to Pay, and accrued interest thereon, shall be applied to the Warrant Price should the Executive decide to purchase the Company's stock by the exercise of the Warrant

               If the per share Warrant Price is less than the par value of the Common Stock (the "Stock Spread"), and if the Executive exercises the Warrant and purchases the stock, at the option of the Executive, the Company will either, at the option of the Executive:

               (i) declare such Stock Spread multiplied by the number of shares purchased by the exercise of the Warrant (the "Warrant Spread") to be additional compensation paid to the Executive; or

               (ii) allow the Executive to issue a non-recourse note to the Company in the amount of the Warrant Spread (the "Note"), which Note would accrue interest at the mid-term Treasury rate, be secured only by the stock received by the Executive and become due and payable upon the sale of the stock acquired by the exercise of the Warrant or the Executive leaving the employment of the Company.

               The Executive may elect to finance the Warrant Spread partly under 5.(d)(i) above and partly under 5.(d)(ii) above, and may elect to convert any portion, or all of the financing provided under alternative 5.(d)(ii) above and the accrued interest on the Note, as compensation under 5.(d)(i) above in periods subsequent to the Initial election by the Executive.

          (e)  INCENTIVE STOCK OPTIONS:

               The Executive will be granted options to purchase 450,000 common shares of the Company at the greater of the Stock Fair Market Value of the Company's common stock (as determined under Section 5.(c) above) or the par value of the common stock at date of grant. The Company agrees to reserve 450,000 shares from its 1988 Incentive Stock Option Plan to meet the requirements of this paragraph. The options shall become exercisable and shall remain exercisable until the expiration date as provided for in the Plan, at the rate of 150,000 shares for each $.03 annual increase in the per share book value of the Company (excluding the effects of the non-cash income accrual on the Company's investment in the Security Land and Development Company Limited Partnership, and the effects of any noncash interest expense on indebtedness of the Company secured by this asset), or any pro rata portion thereof if less than $.03 per share. Executive shall have the right, with respect to the exercise of any such options, to follow the mechanisms as set forth under
Section 5.(d) above with respect to the payment of the option exercise price.

     6.   BENEFITS
          --------

          During the Term of Employment, and to the extent reasonably available, The Executive and his wife shall receive medical insurance coverage. The Company shall maintain insurance that will entitle The Executive to receive $50,000 per year in the event he suffers a mental or physical disability that prevents him from remaining an employee of the Company, and shall provide such other appropriate benefits to him as are reasonably acceptable to the Board of Directors of the Company. At such time as directors' and officers' insurance shall become reasonably available to the Company, the Executive shall be added to the Company's policy as an additional insured.

     7.   VEHICLE ALLOWANCE
          -----------------

          During the Term of Employment, the Company shall pay The Executive a vehicle allowance of $600 per month, which allowance shall increase each January 1 by any increase in the CPI index as described above. The Executive shall not be required to account for the expenditure of this allowance.

     8.   REIMBURSEMENT OF EXPENSES
          -------------------------

          During the Term of Employment, the Company shall reimburse The Executive for documented travel, entertainment and other expenses reasonably incurred by The Executive in connection with the performance of his duties. Such expenses shall include compensation actually paid by the Executive at market rates for secretarial and other business related services provided by Brenda Nuttall or by a third-party. The Executive may also incur expense directly in behalf of Regency. The Executive shall be reimbursed for the reasonable fees and expenses of legal and tax advisors to review this Agreement, subject to a cap of $2,000. Upon completion of any financing for the Company in 1996, the Executive shall be reimbursed all out of pocket expenses incurred in the negotiation, closing and accounting for the Company's investment in the Security Land and Development Partnership Limited Partnership, subject to a cap of $2,000.

     9.   APPOINTMENT AS A DIRECTOR OF THE COMPANY
          ----------------------------------------

          Upon execution of this Agreement, the Executive shall be appointed as a member of the Company's Board of Directors.

     10.  DISCLOSURE OF CONFLICTS OF INTEREST: NONCOMPETITION; CONFIDENTIAL
          -----------------------------------------------------------------
          INFORMATION
          -----------

          (a)  DISCLOSURE OF CONFLICTS OF INTEREST:

               Since it is understood that the Executive shall devote business time, energy and skills to business ventures unrelated to Regency, the Executive shall, at least annually, disclose to the Board of Directors of the Company transactions unrelated to the Company in which he has participated. Where transactions may represent an investment opportunity for the Company, before pursuing other alternatives, The Executive will seek direction from a sub-committee of Company's Board of Directors. The Executive shall use his good faith judgement as to whether or not he should seek such advice of the sub-committee of the Company Board of Directors.

          (b)  NONCOMPETITION;

               Executive promises that, during the term of his employment with the Company, he will not engage in any business or activity in competition with the Company within the United States of America, either directly, whether for himself or a third party, without the express written permission of the Employer.

               Executive promises that for a period of two (2) years following the termination of his employment with the Company he will not, either directly or indirectly, whether for himself or a third party, without the express written permission of the Employer, pursue any business opportunity that was actively pursued by the Company during his tenure of employment and not abandoned by the Company.

          (c)  CONFIDENTIAL INFORMATION:

               The Executive promises that he will not at any time during or after his employment, and without the Company's express written permission, reveal or use for his own benefit or the benefit of a third party, any trade secret, customer list or information, sales data, business plans, or other confidential information related to the Company's business.

          (d)  REMEDIES:

               The parties agree that the violation or threatened violation by the Executive of his undertakings hereunder, will cause the Company irreparable harm for which damages will be inadequate or unascertainable. Accordingly, in such case the Company shall be entitled to appropriate temporary and permanent injunctive relief, in addition to all other legal and equitable relief.

               If a court finds that the scope or duration, or both, of the restrictions stated in this contract is excessive, the court is requested to determine the maximum lesser scope or duration, or both, that the court considers reasonable, and the Executive agrees that the lesser restriction determined by the court shall be as binding as if originally part of this contract. Nothing in this contract shall be construed as an admission by either party that the scope or duration of the restrictions stated herein are excessive.

     11.  INDEMNIFICATION OF EXECUTIVE
          ----------------------------

          The Executive shall not be liable, responsible or accountable in damages or otherwise to the Company or any Shareholder of the Company for any loss or damage incurred by reason of any act or omission performed or omitted by the Executive in good faith either on behalf of the Company or in furtherance of the interests of the Company and in a manner reasonably believed by him to be within the scope of authority granted to him by the Company or by law, provided that the Executive was not guilty of gross negligence, fraud or bad faith, or willful misconduct with respect to such acts or omissions. The Company shall indemnify and hold harmless the Executive if the Executive is a party or is threatened to be made a party to any threatened, or pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of any acts or omissions or alleged acts or omissions arising out of his activities as an employee of the Company, if such activities were performed in good faith either on behalf of the Company or in furtherance of the interests of the Company, and in a manner reasonably believed by the Executive to be within the scope of the authority conferred by the Company or by law, against losses, damages or expenses for which he has not otherwise been reimbursed (including attorneys' fees, judgements, fines and amounts paid in settlement) actually and reasonably incurred by the Executive in connection with such action, suit or proceeding, so long as the Executive was not guilty of gross negligence, fraud, bad faith, willful misconduct with respect to such acts or omissions. The Company shall pay the expenses as and when incurred by the Executive in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by the Executive to repay such payment if there shall be adjudication or determination that indemnification should not be provided hereunder.

     12.  NOTICE
          ------

          Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):


           If to the Executive:         Gary K. Nuttall
                                        381 Robinwood Lane
                                        Wheaton, Illinois 60187

           If to the Company:           Regency Affiliates, Inc.
                                        10842 Old Mill Road, Suite #5
                                        Omaha, Nebraska 68154

          Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

     13.  ARBITRATION
          -----------

          It is agreed that in the event that any disagreement, dispute, controversy or claim arises out of or in relation to or in connection with this Agreement or breach thereof, the parties shall seek to solve the matter amicably through discussions between the parties. Each party agrees to consider in good faith any reasonable request by the other party to engage in mediation or any other means of alternative dispute resolution short of arbitration. Only if the parties fail to resolve such disagreement, dispute, controversy, claim or breach by amicable arrangement and compromise within 60 days, may the aggrieved party seek arbitration as set forth herein. Any disagreement, dispute, controversy or claim with respect to the validity of this Agreement or arising out of or in relation to the construction or interpretation of this Agreement, or breach hereof, shall be finally settled by binding arbitration. The arbitration shall take place in Cleveland, Ohio in accordance with the rules of the American Arbitration Association or as the parties shall otherwise agree. The arbitration shall be brought before three (3) arbitrators, one (1) each appointed by the respective parties and one (1) additional arbitrator selected by the two (2) appointed arbitrators. Judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrators shall have the power, in addition to the power of determining the merits of the arbitration, to determine the scope and limits of discovery and to enforce the rights, remedies, procedures, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions, consequences, liabilities, sanctions, and penalties as can be or may be imposed on the like circumstances in a civil action by a State Court of the State of Ohio under the provisions of the

Ohio Rules of Civil Procedure, except the power to order the arrest or imprisonment of a person. Each party shall absorb its own costs of arbitration, including attorney's fees, and the parties shall split equally any arbitrators' fees.

          Notwithstanding the section above, the parties shall have recourse to the courts of Ohio for the purpose of obtaining any injunctive relief remedy as permitted by the laws of the State of Ohio.

     14.  SEVERABILITY
          ------------

          Whenever possible, each provision of this Agreement will be interpreted in such manner so as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     15.  WAIVER OF BREACH
          ----------------

          The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate, or be construed, as a waiver of any other breach of such other party. Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.

     16.  AMENDMENT: ENTIRE AGREEMENT
          ---------------------------

          This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior Agreements, understandings and commitments with respect to such subject matter.

     17.  GOVERNING LAW
          -------------

          This Agreement shall be governed by, construed, applied and enforced in accordance with the Laws of the State of Ohio, and no doctrine of choice of law shall be used to apply any law other than that of Ohio, and no defense, counterclaim or right of set-off given or allowed by the laws of any other state or jurisdiction, or arising out of the enactment, modification or repeal of any law, regulation, or ordinance or decree of any foreign jurisdiction, shall be interposed in any action hereon.

          IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.


                                      EXECUTIVE:  /s/ Gary K. Nuttall
                                                  ---------------------------
                                                  Gary K. Nuttall


                                      REGENCY AFFILIATES, INC.

                                      By: /s/ Eunice M. Antosh
                                          -----------------------------------

                                      Its: Secretary of the Board

                                  EXHIBIT A



                                                        10Q        9 MONTH $     ANNUALIZED $
           LINE ITEM NAME                              PAGE #       AMOUNT          AMOUNT
           --------------                              ------     ----------     ------------
Net Cash Provided (or used) by Operating Activies      6          (273,308)      (364,410)

Distributions from Partnerships                        6           100,000        100,000 1

Income Taxes                                           5           103,000        137,000
                                                                  --------       --------
EBTDA for Purposes of Calculating the "Cash Flow                   (70,308)      (127,410)
Bonus"

Cash Flow Bonus @ 20% of EBTDA (if positive)                         n/a             0

- --------------
1   Not annualized since this is received only once each year.

                                      11

                                     E-22